Exhibit 3.3

AMENDED AND RESTATED BYLAWS

OF

APOLLO GLOBAL MANAGEMENT, INC.

(Effective January 1, 2022)

ARTICLE I

MEETINGS OF STOCKHOLDERS, ACTION WITHOUT A MEETING

Section 1.01 Annual Meetings. If required, annual meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, on such date and at such time as the Board of Directors shall determine. The Board of Directors may, in its sole discretion, determine that annual meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 1.02 Special Meetings.

(a) Special meetings of stockholders may only be called in the manner provided in the Certificate of Incorporation. Subject to Section 1.02(e) of these Bylaws, special meetings of stockholders may be held at such place, if any, either within or without the State of Delaware, on such date and at such time, and for such purpose or purposes, as the Board of Directors shall determine and state in the Corporation’s notice of meeting. The Board of Directors may, in its sole discretion, determine that special meetings of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. The Board of Directors may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors and may postpone, reschedule or cancel any special meeting of stockholders called by the secretary of the Corporation (the “Secretary”) in accordance with these Bylaws as provided herein.

(b) Subject to Section 1.02(c)-(f) of these Bylaws, a special meeting of stockholders shall be called by the Secretary upon proper written request or requests (each, a “Meeting Request”) given by or on behalf of one or more persons (each, a “Requesting Stockholder”) who Beneficially Own at least 25% of the voting power of all outstanding shares of Common Stock of the Corporation as of the record date determined pursuant to the following sentence (the “Required Special Meeting Percentage”). The record date for determining stockholders, or Beneficial Owners, as applicable, entitled to request a special meeting shall be the date on which the first Meeting Request for such special meeting was received by the Secretary in the manner required by the preceding sentence.

(c) To be in proper form, a Meeting Request shall be signed by the Requesting Stockholder or Requesting Stockholders submitting such Meeting Request, shall be delivered to the Secretary at the principal executive offices of the Corporation, and shall set forth:

(i)

A statement of the specific purpose of the meeting and the matters proposed to be acted on at the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of each such Requesting Stockholder;

(ii)

The name and address of each such Requesting Stockholder as it appears on the Corporation’s stock ledger (or, with respect to all shares to be included in the Required Special Meeting Percentage that are Beneficially Owned but not of record by each such Requesting Stockholder, the name of each broker, bank or custodian (or similar entity) of each such Requesting Stockholder with respect to such shares);

(iii)	The number of shares of the Corporation’s Common Stock owned of record and Beneficially Owned by each such Requesting Stockholder; and

(iv)

As to each such Requesting Stockholder, the Stockholder Information (except that references to the “Proponent” and the “annual meeting” in Section 1.12(d)(iii) of these Bylaws shall instead refer, respectively, to each “Requesting Stockholder” and the “special meeting” for purposes of this paragraph).

The requirement set forth in clause (iv) of the immediately preceding sentence shall not apply to (A) any stockholder, or Beneficial Owner, as applicable, who has provided a written request solely in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Exchange Act Schedule 14A or (B) any stockholder of record that is a broker, bank or custodian (or similar entity) and is acting solely as nominee on behalf of a Beneficial Owner. Except as otherwise provided in this Section 1.02(c), Section 1.12 of these Bylaws shall apply with respect to stockholder-requested special meetings.

(d) A Requesting Stockholder may revoke its Meeting Request at any time by written revocation delivered to the Secretary, and if, following such revocation, there are unrevoked Meeting Requests from less than the Required Special Meeting Percentage, the Board of Directors, in its discretion, may cancel the special meeting of the stockholders.

(e) A special meeting requested by stockholders shall be held at such date, time and place, if any, as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the receipt by the Secretary in the manner required by Section 1.02(c) of Meeting Requests from the Required Special Meeting Percentage.

(f) Notwithstanding anything to the contrary in this Section 1.02:

(i)

A special meeting requested by stockholders shall not be held if (A) the Meeting Request does not comply with these Bylaws or the Certificate of Incorporation; (B) the action relates to an item of business that is not a proper subject for stockholder action under Applicable Law; (C) the Meeting Request is received by the Secretary during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the final adjournment of the next annual meeting of stockholders; (D) an identical or substantially similar item of business, as determined in good faith by the Board of Directors in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and its stockholders, was presented at a meeting of stockholders held not more than thirty (30) days before the Meeting Request is received by the Secretary; or (E) the Meeting Request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other Applicable Law; and

(ii) Nothing herein shall prohibit the Board of Directors from including in the Corporation’s notice of any special meeting of stockholders called by the Secretary additional matters to be submitted to the stockholders at such meeting not included in the Meeting Request in respect of such meeting.

Section 1.03 Notice of Meetings of Stockholders. Notice, stating the place, if any, day and hour of any annual or special meeting of the stockholders, as determined by the Board of Directors and, (i) in the case of a special meeting of the stockholders of the Corporation, the purpose or purposes for which the meeting is called or (ii) in the case of an annual meeting, those matters that the Board of Directors, at the time of giving notice, intends to present for action by the stockholders of the Corporation, shall, except as otherwise required by Applicable Law, be delivered by the Corporation not less than ten (10) calendar days nor more than sixty (60) calendar days before the date of the meeting, to each record holder who is entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Such further notice shall be given as may be required by the DGCL.

Section 1.04 Adjournment. Any meeting of the stockholders of the Corporation may be adjourned from time to time by the chairman of the meeting to another place, if any, or time, without regard to the presence of a quorum. In the absence of a quorum, any meeting of stockholders of the Corporation may be adjourned from time to time by the affirmative vote of stockholders holding at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote at such meeting represented either in person or by proxy, but no other business may be transacted, except as provided in Section 1.05 of these Bylaws. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new record date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. Notwithstanding the foregoing, if the adjournment is for more than thirty (30) days or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with these Bylaws and the DGCL.

Section 1.05 Quorum. At any meeting of stockholders of the Corporation, the holders of a majority of the voting power of the outstanding shares of capital stock of the class or classes or series for which a meeting has been called, represented in person or by proxy, shall constitute a quorum of such class or classes or series unless any such action by the stockholders requires approval by holders of a greater percentage of voting power of such stock, in which case the quorum shall be such greater percentage. The submission of matters to stockholders of the Corporation for approval shall occur only at a meeting of stockholders of the Corporation duly called and held in accordance with the Bylaws and the Certificate of Incorporation at which a quorum is present; provided, however, that the stockholders of the Corporation present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of voting power of the outstanding shares of capital stock of the Corporation specified in the Certificate of Incorporation, these Bylaws or the DGCL.

Section 1.06 Required Vote for Stockholder Action. When a quorum is present at any meeting, all matters properly submitted to stockholders of the Corporation for approval (other than the election of directors) shall be determined by the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation which are present in person or by proxy at such meeting and entitled to vote thereon (unless a greater percentage is required with respect to such matter under the DGCL, under the rules of any National Securities Exchange on which the Common Stock of the Corporation is listed for trading, or a greater or lesser percentage is required under the provisions of the Certificate of Incorporation or these Bylaws, in which case the approval of stockholders of the Corporation holding outstanding shares of capital stock that in the aggregate represent at least such percentage of voting power shall be required) and such determination shall be deemed to constitute the act of all the stockholders of the Corporation.

Section 1.07 Record Date. For purposes of determining the stockholders of the Corporation entitled to notice of or to vote at a meeting of the stockholders of the Corporation, the Board of Directors may set a record date, which shall not be less than ten (10) nor more than sixty (60) days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Common Stock of the Corporation is listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern, subject to the requirements of the DGCL). A determination of stockholders of the Corporation of record entitled to notice of or to vote at a meeting of stockholders of the Corporation shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.08 Voting and Other Rights. Only those record holders of outstanding shares of capital stock on the record date set pursuant to Section 1.07 of these Bylaws shall be entitled to notice of, and to vote at, a meeting of stockholders of the Corporation or to act with respect to matters as to which the holders of the outstanding shares of capital stock have the right to vote or to act. All references in the Certificate of Incorporation or these Bylaws to votes of, or other acts that may be taken by, the holders of outstanding shares of capital stock shall be deemed to be references to the votes or acts of the record holders of such outstanding shares of capital stock on such record date.

Section 1.09 Proxies and Voting.

(a) Subject to the requirements of the DGCL, on any matter that is to be voted on by stockholders of the Corporation, the stockholders may vote in person or by proxy, and such proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by Applicable Law. Any such proxy shall be filed in accordance with the procedure established for the meeting. For purposes of these Bylaws, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b) The Board of Directors may, and to the extent required by Applicable Law, shall, in advance of any meeting of stockholders of the Corporation, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board of Directors may designate one or more alternate inspectors to replace any inspector who fails to act.

Section 1.10 Conduct of a Meeting. To the fullest extent permitted by Applicable Law, the Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the stockholders of the Corporation, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of these Bylaws and the Certificate of Incorporation, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Directors shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Corporation maintained by the Corporation. The Board of Directors may make such other regulations consistent with Applicable Law, the Certificate of Incorporation and these Bylaws as it may deem advisable concerning the conduct of any meeting of the stockholders of the Corporation, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

Section 1.11 Action Without a Meeting. Except as otherwise provided in the Certificate of Incorporation, including any certificate of designation relating to any series of Preferred Stock, any action required or permitted to be taken by the stockholders may only be taken at a meeting of stockholders and may not be taken by written consent.

Section 1.12 Notice of Stockholder Business and Nominations.

(a) Subject to the Stockholders Agreement and the rights of the holders of any series of Preferred Stock, nominations of Persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 1.03, (ii) by or at the direction of the Board of Directors or any authorized committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.12 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.12. Notwithstanding the first sentence of this Section 1.12(a), nominations may be made by any Eligible Stockholder (as defined below) who complies with Section 1.13 of these Bylaws in accordance with the terms and conditions set forth therein.

(b) No stockholder may bring any business before an annual meeting unless such stockholder (i) is entitled to propose business to be brought before an annual meeting of stockholders under Delaware law, (ii) is entitled to vote at the annual meeting on such business, (iii) has complied with the notice procedures set forth in paragraphs (c) and (d) of this Section 1.12, (iv) was a stockholder of record as of the time such notice is delivered to the Secretary and (v) is a stockholder of record as of the record date for notice and voting at the annual meeting and as of the date of the annual meeting. Where any stockholder is entitled to bring any such business before an annual meeting in accordance with the first sentence of this Section 1.12(b), such stockholder may bring such business notwithstanding the first sentence of Section 1.12(a).

(c) Except as provided in the Stockholders Agreement, for nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 1.12(a)(iii) or Section 1.12(b), respectively, the stockholder must have given timely notice thereof in writing to the Secretary and such business must constitute a proper matter for action by stockholders. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting shall, for purposes of the Corporation’s first annual meeting of stockholders after the effective date of these Bylaws, be deemed to have occurred on the date of the 2021 annual meeting of stockholders of AAM); provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

(d) Such stockholder’s (the “Proponent”) notice shall set forth:

(i) as to each person whom the Proponent proposes to nominate for election as a Director (each, a “Stockholder Nominee”): (A) all information relating to such Stockholder Nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder; (B) such Stockholder Nominee’s written consent to being named in the Corporation’s proxy statement as a nominee of the Proponent and to serving as a Director if elected; (C) a completed and signed written questionnaire with respect to the background and qualification of such Stockholder Nominee and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request); (D) information as necessary to permit the Board of Directors to determine if such Stockholder Nominee (1) is independent under, and satisfies the audit, compensation or other board committee independence requirements under, applicable rules and listing standards of the National Securities Exchange on which the capital stock of the Corporation is listed for trading, any applicable rules of the SEC or any other regulatory body with jurisdiction over the Corporation, or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Directors and members of committees of the Board of Directors, (2) is not or has not been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended from time to time, or (3) is not a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the past ten (10) years, and (E) a written representation and agreement (in the form provided by the Secretary) that such person (1) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person will act or vote as a Director on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply with such person’s fiduciary duties as a Director under Applicable Law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation, (3) will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading and other policies and guidelines of the Corporation that are applicable to Directors and (4) currently intends to serve as a Director for the full term for which he or she is standing for election;

(ii) as to any other business that the Proponent proposes to bring before the meeting, a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest of such Proponent, any Stockholder Associated Person, if any, on whose behalf the proposal is made, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such Proponent, Stockholder Associated Person or their affiliates or associates; and

(iii) as to the Proponent and any Stockholder Associated Person of such Proponent (A) the name and address of such Proponent, as they appear on the Corporation’s books and records, and of such Stockholder Associated Person, (B) the class or classes or series and number of shares of stock of the Corporation which are, directly or indirectly, Beneficially Owned and owned of record by such Proponent and Stockholder Associated Person, (C) a representation that the Proponent (x) is a holder of record of the stock of the Corporation at the time of the giving of the notice, (y) will be entitled to vote at such meeting on the proposal of such business or such nomination such Proponent intends to bring before the annual meeting and (z) will appear in person or by proxy at the annual meeting to propose such business or nomination, (D) a representation whether the Proponent or Stockholder Associated Person, if any, will be or is part of a group which will (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding shares of capital stock required to approve or adopt the proposal or elect the nominee and/or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (E) a certification regarding whether such Proponent and Stockholder Associated Person, if any, have complied with all applicable federal, state and other legal requirements in connection with the Proponent’s and/or Stockholder Associated Person’s acquisition of shares of stock or other securities of the Corporation and/or the Proponent’s and/or Stockholder Associated Person’s acts or omissions as a stockholder of the Corporation, (F) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such Proponent and/or Stockholder Associated Person, any of their respective affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (G) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such Proponent and/or Stockholder Associated Person, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (H) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proponent’s notice by, or on behalf of, such Proponent and such Stockholder Associated Persons, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such Proponent or such Stockholder Associated Person, with respect to securities of the Corporation and (I) any other information relating to such Proponent and Stockholder Associated Person, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder (such information specified in the foregoing clause (iii), the “Stockholder Information”). The Corporation may require any proposed nominee or any Proponent to furnish such other information as the Corporation may reasonably request with ten (10) days of such request. A Proponent shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of the meeting and (y) as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the day prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior to the date of the meeting or any adjournment or postponement thereof). For purposes hereof, a “Stockholder Associated Person” means with respect to any stockholder of the Corporation, (x) any other Beneficial Owner of stock of the Corporation that are owned by such stockholder and (y) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the stockholder or such Beneficial Owner.

(e) Except as provided in Section 1.12(g), Section 1.12(h) and Section 1.12(i) and subject to the Stockholders Agreement and the rights of the holders of any series of Preferred Stock, only such Persons who are nominated in accordance with the procedures set forth in Section 1.12(a) or Section 1.13 of these Bylaws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.12. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Board of Directors or the chairman of the meeting shall, in addition to making any other determination that may be appropriate for the conduct of the annual meeting of stockholders, have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.12, unless otherwise required by law, if the stockholder making a proposal or nomination (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present such business, such nomination shall be disregarded or such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 1.12 and Section 1.13 of these Bylaws, to be considered a qualified representative of the stockholder, a Person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the annual meeting of stockholders and such Person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual meeting of stockholders.

(f) For purposes of this Section 1.12, public announcement may be made by any means permitted by Applicable Law, including disclosure in a press release, on the website of the Corporation or in a document publicly filed with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC thereunder.

(g) Notwithstanding the foregoing provisions of this Section 1.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.12; provided, however, that, to the fullest extent permitted by law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any business to be considered pursuant to these Bylaws and, except for nominations made pursuant to Section 1.13 of these Bylaws, compliance with Section 1.12(a) or Section 1.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business, as the case may be, to the extent permitted pursuant to Section 1.12(a) or Section 1.12(b).

(h) Notwithstanding anything in the second sentence of Section 1.12(c) to the contrary, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.12(c) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting (which date of the preceding year’s annual meeting shall, for purposes of the Corporation’s first annual meeting of stockholders after the effective date of these Bylaws, be deemed to have occurred on the date of the 2021 annual meeting of stockholders of AAM), a stockholder’s notice required by this Section 1.12 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(i) Notwithstanding anything to the contrary contained in the provisions of this Section 1.12, the holders of any series of Preferred Stock shall not be subject to the notice procedures or other requirements set forth in this Section 1.12.

Section 1.13 Proxy Access.

(a) Whenever the Board of Directors solicits proxies with respect to the election of directors at an annual meeting of stockholders, subject to the provisions of this Section 1.13, the Corporation shall include in its proxy statement, on its form proxy and on any ballot distributed at such annual meeting, in addition to any persons nominated for election by the Board of Directors or any committee thereof, the name, together with the Required Information (as defined below), of any person (“Proxy Access Nominee”) nominated to the Board of Directors by a stockholder or group of no more than twenty (20) stockholders that satisfies the requirements of this Section 1.13 (such stockholder or stockholder group, including each member thereof to the extent the context requires, the “Eligible Stockholder”), and who expressly elects at the time of providing the notice required by this Section 1.13 (the “Notice of Proxy Access Nomination”) to have its nominee(s) included in the Corporation’s proxy materials pursuant to this Section 1.13. For purposes of this Section 1.13, in calculating the number of stockholders in a group seeking to qualify as an Eligible Stockholder, two or more funds that are

(i) under common management and investment control, (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be counted as one stockholder. In the event that the Eligible Stockholder consists of a group of stockholders, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in these Bylaws, including the Minimum Holding Period, shall apply to each member of such group; provided, however, that the Required Ownership Percentage shall apply to the ownership of the group in the aggregate. For purposes of this Section 1.13, the “Required Information” that the Corporation will include in its proxy statement is the information provided to the Secretary concerning the Proxy Access Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the regulations promulgated under the Exchange Act, and if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed 500 words, in support of the Proxy Access Nominee(s)’ candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 1.13, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any Applicable Law or regulation, and the Corporation may solicit against, and include in the proxy statement its own statement relating to, any Proxy Access Nominee.

(b) To be timely, the Notice of Proxy Access Nomination must be addressed to the Secretary and received by the Secretary (1) no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation issued its proxy statement for the previous year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after the effective date of these Bylaws, be deemed to have occurred on the first anniversary of the date that AAM issued its proxy statement for the 2021 annual meeting of stockholders of AAM) provided, however, that if the date of the annual meeting is advanced by more than thirty (30) days prior to, or delayed by more than sixty (60) days after, the first anniversary of the prior year’s annual meeting of stockholders, or if no annual meeting was held in the preceding year, then for the Notice of Proxy Access Nomination to be timely, it must be addressed to the Secretary and received by the Secretary (i) no earlier than one hundred twenty (120) days before such annual meeting and (ii) no later than the close of business on the later of ninety (90) days before such annual meeting and the tenth (10th) day after the date that the Corporation first informs stockholders of the date of such annual meeting.

(c) For purposes of this Section 1.13, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of Common Stock of the Corporation as to which the stockholder possesses both:

(A) the full voting and investment rights pertaining to the shares; and

(B) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:

(x) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale;

(y) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell; or

(z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding Common Stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party would have, the purpose or effect of:

(1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or its affiliates’ full right to vote or direct the voting of any such shares; and/or

(2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such stockholder or its affiliates.

A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how such shares are voted with respect to the election of directors and, with respect to any shares of Common Stock of the Corporation, possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on three (3) business days’ notice, has recalled such loaned shares as of the date of the Notice of Proxy Access Nomination and holds such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of Common Stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors or any committee thereof, in each case, in its sole discretion. For purposes of this Section 1.13, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the rules and regulations of the Exchange Act. An Eligible Stockholder shall include in its Notice of Proxy Access Nomination the number of shares it is deemed to own for the purposes of this Section 1.13.

(d) In order to make a nomination pursuant to this Section 1.13, an Eligible Stockholder must have owned (as defined above) the Required Ownership Percentage (as defined below) in voting power of the Corporation’s outstanding Common Stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date the Notice of Proxy Access Nomination is received by the Secretary in accordance with this Section 1.13 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of this Section 1.13, the “Required Ownership Percentage” shall be 3% or more. For purposes of this Section 1.13, the “Minimum Holding Period” is three (3) years and in the event that the Effective Time has occurred less than three (3) years prior to the relevant date of determination, (i) with respect to any share of Common Stock received by an Eligible Stockholder pursuant to the Merger Agreement and continuously owned by an Eligible Stockholder from and after the AGM Effective Time or AHL Effective Time, such Eligible Stockholder shall be deemed to have continuously owned such share through the period immediately prior to the AGM Effective Time or AHL Effective Time, as applicable, during which such Eligible Stockholder continuously owned the share of Class A common stock of AAM or the Class A common share of Athene Holding Ltd., as applicable, converted into such share, (ii) with respect to any share of Common Stock received by an Eligible Stockholder pursuant to the Exchange Agreement and continuously owned by an Eligible Stockholder from and after the Effective Time, such Eligible Stockholder shall be deemed to have continuously owned such share through the period immediately prior to the Effective Time during which such Eligible Stockholder continuously Beneficially Owned the Operating Group Unit that was transferred in exchange for such share and (iii) with respect to any share of Common Stock continuously owned by an Eligible Stockholder from and after the Conversion Effective Time (after giving effect to the foregoing clause (i) with respect to any share of Common Stock issued upon the conversion of any share of Class A common stock of AAM pursuant to the Merger Agreement), such Eligible Stockholder shall be deemed to have continuously owned such share through the period immediately prior to the Conversion Effective Time during which such Eligible Stockholder continuously owned the Class A common share of Apollo Global Management, LLC converted into such share of Class A common stock of AAM. Within the time period specified in this Section 1.13 for delivering the Notice of Proxy Access Nomination, an Eligible Stockholder must provide the following information in writing to the Secretary:

(i) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven (7) calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the Secretary, the Eligible Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Eligible Stockholder’s agreement to provide, within five (5) business days after the record date for the annual meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date;

(ii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(iii) the information, representations and agreements that are the same as those that would be required to be set forth in a stockholder’s notice of nomination pursuant to Section 1.12(d) of these Bylaws;

(iv) the consent of each Proxy Access Nominee to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected;

(v) a representation that the Eligible Stockholder:

(A) (i) continuously owned Required Shares having at least the Required Ownership Percentage in voting power of all outstanding shares of Common Stock of the Corporation and (ii) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent,

(B) intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting,

(C) has not nominated and will not nominate for election any individual as a director at the annual meeting, other than its Proxy Access Nominee(s),

(D) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting, other than its Proxy Access Nominee(s) or a nominee of the Board of Directors,

(E) agrees to comply with all Applicable Laws and regulations with respect to any solicitation in connection with the meeting or applicable to the filing and use, if any, of soliciting material,

(F) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and

(G) as to any two or more funds whose shares are aggregated to count as one stockholder for the purpose of constituting an Eligible Stockholder, within five (5) business days after the date of the Notice of Proxy Access Nomination, will provide to the Corporation documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy the requirements of the second sentence of Section 1.13(a);

(vi) an undertaking and agreement that the Eligible Stockholder shall:

(A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation;

(B) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 1.13; and

(C) file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder; and

(vii) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(e) Within the time period specified in this Section 1.13 for delivering the Notice of Proxy Access Nomination, a Proxy Access Nominee must deliver to the Secretary (which shall be deemed to be part of the Notice of Proxy Access Nomination for purposes of this Section 1.13):

(i) the information required with respect to persons whom a stockholder proposes to nominate for election or reelection as a director by Section 1.12(d) of these Bylaws; and

(ii) a written representation and agreement that such person:

(A) will act as a representative of all of the stockholders of the Corporation while serving as a director;

(B) is not and will not become a party to (1) any Voting Commitment that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such Proxy Access Nominee’s ability to comply, if elected as a director of the Corporation, with such Proxy Access Nominee’s fiduciary duties under Applicable Law;

(C) is not or will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation;

(D) will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, as well as the applicable provisions of these Bylaws; and

(E) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects (and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

At the request of the Corporation, the Proxy Access Nominee(s) must submit all completed and signed questionnaires required of directors and officers of the Corporation. The Corporation may also require any Proxy Access Nominee or any Eligible Stockholder to furnish such other information as the Corporation may reasonably request within ten (10) days of such request.

(f) The maximum number of Proxy Access Nominees nominated by all Eligible Stockholders that will appear in the Corporation’s proxy materials with respect to an annual meeting of Stockholders shall not exceed the greater of (i) two (2) or (ii) 20% of the number (as of the last day on which a Notice of Proxy Access Nomination may be delivered pursuant to Section 1.13(b) with respect to the annual meeting) of directors to be elected by the holders of Common Stock at the annual meeting of Stockholders, or if the number of directors calculated in this clause (ii) is not a whole number, the closest whole number below 20% (such number, determined pursuant to this Section 1.13(f), the “Permitted Number”); provided, however, that if the number of directors to be elected by the holders of Common Stock at the annual meeting is reduced after the deadline in Section 1.13(b) for delivery of the Notice of Proxy Access Nomination and before the date of the applicable annual meeting of Stockholders for any reason (including if the Board of Directors resolves to reduce the size of the Board of Directors before or effective at the annual meeting), the Permitted Number shall be calculated based on the number of directors to be elected as so reduced. The Permitted Number shall also be reduced by (a) the number of director candidates who will be included in the Corporation’s proxy materials with respect to such annual meeting as unopposed (by the Corporation) nominees pursuant to any agreement, arrangement or other understanding with any Stockholders or beneficial owners of shares (other than any such agreement, arrangement or understanding entered into (i) in connection with an acquisition of Common Stock by such Stockholder or beneficial owner of shares from the Corporation or (ii) on or prior to January 1, 2022); provided that the Permitted Number after such reduction with respect to this clause (a) will in no event be less than one (1), (b) the number of incumbent director candidates who were previously elected to the Board of Directors as Proxy Access Nominees at any of the preceding two (2) annual meetings of Stockholders pursuant to this Section 1.13 and whose re-election at the upcoming annual meeting is being recommended by the Board of Directors and (c) the number of director candidates whose names were submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 1.13 for the upcoming annual meeting of the Stockholders, but who were thereafter nominated for election at such meeting by the Board of Directors.

(g) If the number of Proxy Access Nominees submitted by Eligible Stockholders pursuant to this Section 1.13 exceeds the Permitted Number, each Eligible Stockholder will select one Proxy Access Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Common Stock of the Corporation each Eligible Stockholder disclosed as owned in its Notice of Proxy Access Nomination submitted to the Corporation. If the Permitted

Number is not reached after each Eligible Stockholder has selected one Proxy Access Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. After reaching the Permitted Number of Proxy Access Nominees, if any Proxy Access Nominee who satisfies the eligibility requirements in this Section 1.13 thereafter (a) is nominated by the Board of Directors for election at the upcoming annual meeting of Stockholders, (b) is not submitted for election as a Director for any reason (including the failure to comply with or satisfy the eligibility requirements in this Section 1.13) other than due to a failure by the Corporation to include such Proxy Access Nominee in the Corporation’s proxy materials in violation of this Section 1.13, (c) withdraws his or her nomination (or his or her nomination is withdrawn by the applicable Eligible Stockholder) or (d) becomes unwilling or otherwise unable to serve on the Board of Directors if elected, then, in each such case, no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for election as a Director pursuant to this Section 1.13 in substitution for such Proxy Access Nominee with respect to the annual meeting of Stockholders.

(h) In the event that any information or communications provided by the Eligible Stockholder or the Proxy Access Nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Nominee, as the case may be, shall promptly notify the Secretary of any defect in such previously provided information and of the information that is required to correct any such defect.

(i) The Corporation shall not be required to include, pursuant to this Section 1.13, a Proxy Access Nominee in its proxy materials for any meeting of stockholders, any such nomination shall be disregarded and no vote on such Proxy Access Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation:

(i) if such Proxy Access Nominee is not currently serving as a director on the Board of Directors and the Secretary receives a notice (whether or not subsequently withdrawn) that a stockholder has nominated any person for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 1.12(d) of these Bylaws;

(ii) if the Eligible Stockholder who has nominated such Proxy Access Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Proxy Access Nominee(s) or a nominee of the Board of Directors;

(iii) if such Proxy Access Nominee is not currently serving as a director on the Board of Directors and such Proxy Access Nominee is not independent under the listing standards of each principal U.S. exchange upon which the Common Stock of the Corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors in its sole discretion;

(iv) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these Bylaws, the Certificate of Incorporation, the rules and listing standards of the principal U.S. exchanges upon which the Common Stock of the Corporation is traded, or any applicable state or federal law, rule or regulation;

(v) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914;

(vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;

(vii) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(viii) if such Proxy Access Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof, in each case, in its sole discretion; or

(ix) the Eligible Stockholder or applicable Proxy Access Nominee breaches or fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, this Section 1.13 and any agreement, representation or undertaking required by this Section 1.13.

(j) Notwithstanding anything to the contrary set forth herein, the Board of Directors or the chairman of the meeting of stockholders shall declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i) the Proxy Access Nominee(s) and/or the applicable Eligible Stockholder shall have breached its or their obligations under this Section 1.13, as determined by the Board of Directors or the chairman of the meeting of stockholders, in each case, in its or his sole discretion; or

(ii) the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting of stockholders to present any nomination pursuant to this Section 1.13.

(k) No stockholder shall be permitted to join more than one group of stockholders to become an Eligible Stockholder for purposes of nominations pursuant to this Section 1.13 per each annual meeting of stockholders.

(l) Except as provided in the Stockholders Agreement, this Section 1.13 shall be the exclusive method for stockholders to include nominees for director in the Corporation’s proxy materials.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01 General. Except as otherwise provided in the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2.02 Number of Directors, Election, Removal. The total number of Directors constituting the Board of Directors shall be fixed in the manner provided in the Certificate of Incorporation and in compliance with the terms and conditions of the Stockholders Agreement. Directors shall be elected and removed in the manner provided in the Certificate of Incorporation and in compliance with the terms and conditions of the Stockholders Agreement.

Section 2.03 Resignations. Any Director may resign at any time by giving notice of such Director’s resignation in writing or by electronic transmission to the Corporation. Any such resignation shall take effect at the time specified therein, or if the time when it shall become effective shall not be specified therein, then it shall take effect immediately upon receipt by the Corporation of such resignation. Subject to the immediately following sentence, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If a Director is not elected by a majority of the votes cast as provided in Section 6.03 of the Certificate of Incorporation, such Director shall offer to tender his or her resignation to the Board of Directors. The Nominating & Corporate Governance Committee of the Board of Directors will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Nominating & Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The Director who tenders his or her resignation will not participate in the Board of Directors’ decision.

Section 2.04 Vacancies. Any vacancies and newly created directorships on the Board of Directors shall be filled in the manner provided in the Certificate of Incorporation and in compliance with the terms and conditions of the Stockholders Agreement.

Section 2.05 Regular Meetings. The Board of Directors may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

Section 2.06 Special Meetings. Special meetings of the Board of Directors may be called by either the Chairman of the Board of Directors, the Lead Independent Director, the chief executive officer of the Corporation or, upon a resolution adopted by the Board of Directors, by the Secretary (or other officer of the Corporation if the Secretary is unavailable) on twenty-four (24) hours’ notice to each director, either personally or by telephone or by mail, facsimile, wireless or other form of recorded or electronic communication, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any such meeting need not be given to any Director, however, if waived by such director in writing or by electronic transmission, or if such Director shall be present at such meeting, except if the director attends the meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 2.07 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 2.08 Quorum; Voting. At all meetings of the Board of Directors, a majority of the Directors then in office (but not fewer than one-third of the total number of authorized Directors (assuming no vacancies)) shall constitute a quorum for the transaction of business. At all meetings of any committee of the Board of Directors, the presence of a majority of Directors who are the authorized voting members of such committee (assuming no vacancies) shall constitute a quorum. Except as otherwise provided in the Certificate of Incorporation, the vote of a majority of the Directors or voting committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as the case may be. If a quorum shall not be present at any meeting of the Board of Directors or any committee, a majority of the Directors or members, as the case may be, present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting.

Section 2.09 Organization. The Board of Directors may appoint a “Chairman” of the Board of Directors. If the Chairman appointed by the Board of Directors is not an Independent Director, the Board of Directors shall appoint one of its members who qualifies as an Independent Director to serve as “Lead Independent Director.” The Lead Independent Director shall preside over each executive session of the Independent Directors and have and perform such other duties as provided herein or as may be from time to time assigned by the Board of Directors and in accordance with the terms and conditions of the Stockholders Agreement. At each meeting of the Board of Directors, the Chairman of the Board of Directors or, in the Chairman of the Board of Directors’ absence, the Lead Independent Director, or in the Lead Independent Director’s absence, a Director chosen by a majority of the Directors present, shall act as chairman of the meeting. The Secretary shall act as secretary of each meeting of the Board of Directors. In case the Secretary of the Board of Directors shall be absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.10 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting by the Board of Directors or any committee thereof, as the case may be, may be taken without a meeting if a consent thereto is signed or transmitted electronically, as the case may be, by all members of the Board of Directors or of such committee, as the case may be. If then required by the DGCL, after any such action is taken, the writing or writings or electronic transmission or transmissions shall be filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 2.11 Committees. The Board of Directors may designate one (1) or more committees consisting of one (1) or more Directors of the Corporation, which, to the extent provided in such designation, shall have and may exercise, subject to the provisions of the DGCL, the Certificate of Incorporation and these Bylaws, the powers and authority of the Board of Directors. Such committee or committees shall have such name or names as may be determined from time to time by the Board of Directors. A majority of the total number of Directors constituting such committee (assuming no vacancies) may fix the time and place, if any, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power to change the members of any such committee at any time to fill vacancies, and to discharge any such committee, either with or without cause, at any time. The Secretary shall act as Secretary of any committee, unless otherwise provided by the Board of Directors or the committee. For so long as the Stockholders Agreement remains a valid and binding agreement of the Corporation, the Board of Directors shall designate an Executive Committee of the Board of Directors, the membership, rights, duties and operations of which shall be in compliance with the terms and conditions of the Stockholders Agreement.

Section 2.12 Committee Observers. Any committee of the Board of Directors may from time to time designate one or more individuals as observers of such committee (each, an “Observer”). Subject to the terms and conditions of the Stockholders Agreement, any Observer designated by a committee of the Board of Directors may be removed at any time with or without cause by a majority of the Directors comprising such committee. The designation of any individual as an Observer may be subject to policies and procedures that the applicable committee may from time to time prescribe and each Observer, by virtue of accepting his or her designation as such, agrees to be bound by the terms of this Section 2.12 and to maintain the confidentiality of all information such Observer obtains in connection with his or her designation or service as such (and, in connection therewith, to execute an agreement regarding the disclosure and use of confidential information and containing such other provisions regarding the Observer’s conduct in such form as may be provided to such Observer by the Corporation). Each Observer shall have such rights to attend meetings of the applicable committee and receive notices and materials provided to such committee as may be determined from time to time by such committee; provided, that any Observer may be excluded from any meeting or portion thereof, and that the Observer need not be given any notices, information or reports provided to the members of the applicable committee or other information or materials related thereto if (i) a majority of the members of such committee or (ii) the officer responsible for providing the notice, information or reports to such committee determines (x) that excluding the Observer or failing to give such notices, information or reports to such Observer is necessary or advisable to (1) preserve attorney-client, work product or similar privilege, (2) comply with the terms and conditions of confidentiality agreements with third parties or (3) comply with Applicable Law or (y) there exists, with respect to the subject of a meeting or the notices, information or reports provided to such committee, an actual or potential conflict of interest between the applicable committee, the Board of Directors or any other committee thereof or the Corporation, on the one hand, and such Observer, on the other hand. The rights of the Observers shall be limited to the rights expressly provided by the applicable committee (as may be further limited by the Certificate of Incorporation, the Bylaws or any agreement between the Corporation and the Observer and/or its affiliates), and no Observer shall have any rights as a director of the Corporation or member of any committee of the Board of Directors under the Certificate of Incorporation, these Bylaws, the DGCL, any such agreement or otherwise. For the avoidance of doubt, each Observer shall: (i) not be counted for purposes of determining whether a quorum is present at any meeting of any committee; (ii) not have the right to vote on any matter brought before a meeting of any committee or to participate in any action by consent in lieu of a meeting of any committee (and no vote or consent of any Observer shall be required for purposes of determining whether any matter has been approved by a committee); and (iii) shall not be entitled to any other rights or powers of directors of the Corporation or members of any committee under the Certificate of Incorporation, these Bylaws, the DGCL, Applicable Law or any agreement to which the Corporation is a party. Any Observer may resign as such at any time by delivering notice in writing or by electronic transmission of such termination to the Corporation. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Corporation.

ARTICLE III

OFFICERS

Section 3.01 Appointment, Selection and Designation of Officers. The Board of Directors may, from time to time as it deems advisable, select natural persons who are employees or agents of the Corporate Group Members and designate them as officers of the Corporation (the “Officers”) and assign titles (including, without limitation, “chief executive officer,” “president,” “chief operating officer,” “chief financial officer,” “chief administrative officer,” “chief compliance officer,” “principal accounting officer,” “chairman,” “senior chairman,” “executive vice chairman,” “vice chairman,” “vice president,” “treasurer,” “assistant treasurer,” “secretary,” “assistant secretary,” “general manager,” “senior managing director,” “managing director” and “director”) to any such persons. An Officer may be removed with or without cause by the Board of Directors. Any vacancies occurring in any office may be filled by the Board of Directors in the same manner as such officers are appointed and selected pursuant to this Section 3.01.

Section 3.02 Delegation of Duties. Unless the Board of Directors determines otherwise, if a title is one commonly used for officers of a corporation formed under the DGCL, the assignment of such title shall constitute the delegation to such Person of the authorities and duties that are normally associated with that office. Subject to any requirements set forth in the Certificate of Incorporation, the Board of Directors may delegate to any officer any of the Board of Director’s powers to the extent permitted by Applicable Law. Any delegation pursuant to this Section 3.02 may be revoked at any time by the Board of Directors.

Section 3.03 Officers as Agents. The officers, to the extent of their powers set forth under Applicable Law, the Certificate of Incorporation or these Bylaws or otherwise vested in them by action of the Board of Directors not inconsistent with Applicable Law, the Certificate of Incorporation or these Bylaws, are agents of the Corporation for the purpose of the Corporation’s business and the actions of the officers taken in accordance with such powers shall bind the Corporation.

ARTICLE IV

BOOKS, RECORDS, ACCOUNTING

Section 4.01 Records and Accounting. Any books and records maintained by or on behalf of the Corporation in the regular course of its business, including the record of the record holders of stock of the Corporation, books of account and records of Corporation proceedings, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided, that the records so kept can be converted into clearly legible paper form within a reasonable time. The books of the Corporation shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. generally accepted accounting principles.

Section 4.02 Fiscal Year. The fiscal year for tax and financial reporting purposes of the Corporation shall be a calendar year ending December 31 unless otherwise required by the Code or permitted by Applicable Law.

ARTICLE V

DEFINITIONS

Section 5.01 Definitions. Terms used in these Bylaws and not defined herein shall have the meanings assigned to such terms in the Certificate of Incorporation. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Bylaws:

“AAM” means Apollo Asset Management, Inc. (formerly known as Apollo Global Management, Inc.).

“AGM Effective Time” has the meaning set forth in the Merger Agreement.

“AHL Effective Time” has the meaning set forth in the Merger Agreement.

“Conversion” means the conversion of Apollo Global Management, LLC, a Delaware limited liability company to AAM pursuant to the Certificate of Conversion filed with the Secretary of State of the State of Delaware on September 5, 2019.

“Conversion Effective Time” means 12:01 a.m. Eastern Time on September 5, 2019.

“Exchange Agreement” means the Seventh Amended and Restated Exchange Agreement, dated as of July 29, 2020, among AAM, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P.,

Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC, Apollo Principal Holdings XII, L.P., AMH Holdings (Cayman), L.P. and the Apollo Principal Holders (as defined therein) from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Independent Director” means a Director who meets the then current independence standards required by each National Securities Exchange on which the capital stock of the Corporation is listed for trading.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 8, 2021, by and among Athene Holding Ltd., AAM, Tango Holdings, Inc., Blue Merger Sub, Ltd. and Green Merger Sub, Inc.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act or any other exchange (domestic or foreign, and whether or not so registered) designated by the Board of Directors as a National Securities Exchange.

“Operating Group Units” refers to units in the Apollo Operating Group, each of which represent one limited partnership or limited liability company interest, as applicable, in each of the limited partnerships or limited liability companies, as applicable, that comprise the Apollo Operating Group and any other securities issued or issuable in exchange for or with respect to such Operating Group Units (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization; provided, however, that Operating Group Units shall not include any preferred units.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation.

Section 6.02 Construction. For purposes of these Bylaws, unless the context otherwise requires, (i) section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein, (ii) words importing the singular include the plural and vice versa, (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (iv) a reference to a clause, party, section, article, annex, exhibit or schedule is a reference to a clause or section of, or a party, annex, exhibit or schedule to these Bylaws, and a reference to these Bylaws includes any annex, exhibit and schedule hereto, (v) a reference to a statute, regulations, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or bylaws amending, consolidating or replacing it, whether passed by the same or another Governmental Entity with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and bylaws issued under the statute, (vi) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document, (vii)

a reference to a party to a document includes that party’s successors, permitted transferees and permitted assigns, (viii) the use of the term “including” means “including without limitation”, (ix) the words “herein”, “hereunder” and other words of similar import refer to these Bylaws as a whole, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in these Bylaws, (x) the title of and section and paragraph headings used in these Bylaws are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions in these Bylaws, (xi) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates, and (xii) unless expressly provided otherwise, the measure of a period of one month or one year for purposes of these Bylaws shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1).

Section 6.03 Inconsistent Provisions. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the DGCL or any other Applicable Law, such provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE VII

AMENDMENTS

Section 7.01 Amendments. The Board of Directors is expressly authorized to adopt, amend and repeal, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or the Certificate of Incorporation. Notwithstanding any other provision of these Bylaws, the Certificate of Incorporation or any provision of Applicable Law which otherwise might permit a lesser vote or no vote, but in addition to any other affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law, the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required for the stockholders to alter, amend or repeal, in whole or in part, these Bylaws.

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